Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO, or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Second Quarter 2014 Results

Houston – July 30, 2014 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income from continuing operations of $79.1 million, or $0.50 per diluted share, and net income of $75.2 million, or $0.47 per diluted share, on revenue of $1,107.6 million for the second quarter of 2014.

These results compare with the second quarter of 2013 net income from continuing operations of $74.1 million, or $0.46 per diluted share, and net income of $68.6 million, or $0.43 per diluted share, on revenue of $1,091.1 million.

For the six months ended June 30, 2014, the Company recorded net income from continuing operations of $121.7 million, or $0.76 per diluted share, and net income of $111.8 million, or $0.70 per diluted share, on revenue of $2,169.0 million. For the six months ended June 30, 2013, the Company recorded net income from continuing operations of $154.7 million, or $0.96 per diluted share, and net income of $132.3 million, or $0.82 per diluted share, on revenue of $2,178.0 million.

During the second quarter of 2014, the Company repurchased and retired approximately 1.7 million shares of its common stock for a total purchase price of $34.3 million (average price of $31.09). Year-to-date, the Company has repurchased and retired approximately 5.2 million shares of its common stock for a total purchase price of $164.1 million (average price of $31.41).

David Dunlap, President and CEO of the Company, commented, “Our second quarter results exceeded our expectations. We posted strong incremental operating margins in three of our four segments, primarily due to ongoing increases in U.S. land activity. These include improvements seen in horizontal well fracturing and well service rigs in the Onshore Completion and Workover Services segment, as well as in coiled tubing, pressure control, wireline, and remedial pumping in the Production Services segment.

“Our U.S. land revenue increased 6% from the first quarter of 2014 as compared to a 4% increase in the average number of rigs drilling in the U.S. land market. Our Gulf of Mexico revenue was flat sequentially as seasonal increases in service activity were offset by lower revenue from the Drilling Products and Services segment. International revenue increased 3% sequentially mainly driven by increases in production-related services.”

Second Quarter 2014 Geographic Breakdown

U.S. land market revenue was approximately $721.3 million in the second quarter of 2014, as compared with $723.3 million in the second quarter of 2013 and $681.3 million in the first quarter of 2014. Gulf of Mexico market revenue was approximately $211.7 million, as compared with $208.1 million in the second quarter of 2013 and $211.0 million in the first quarter of 2014. International market revenue was approximately $174.6 million, as compared with $159.7 million in the second quarter of 2013 and $169.1 million in the first quarter of 2014.

Drilling Products and Services Segment

Drilling Products and Services segment revenue was $226.0 million, a 10% increase from second quarter 2013 revenue of $205.4 million and a 3% increase from first quarter 2014 revenue of $220.2 million.

The primary factor driving the higher sequential revenue in this segment was a 21% increase in U.S. land market revenue to $81.7 million due to increased rentals of bottom hole assemblies and premium drill pipe. International market revenue was essentially unchanged at $51.5 million as increased rentals of premium drill pipe were offset by a decline in bottom hole assembly rentals. Gulf of Mexico market revenue decreased 9% sequentially to $92.8 million due to decreased rentals of premium drill pipe and surface rentals.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the second quarter was $398.1 million, virtually unchanged from second quarter 2013 revenue of $398.2 million, and a 2% increase from first quarter 2014 revenue of $389.9 million. Practically all of the revenue in this segment is generated from U.S. land market areas.

On a sequential basis, revenue increases in pressure pumping and well service rigs was partially offset by lower fluid management revenue as a result of less heating-related activity.

Income from operations as a percentage of revenue improved significantly on a sequential basis to 8% as compared with 2% in the first quarter of 2014, resulting from increased utilization in pressure pumping.

Production Services Segment

Production Services segment revenue was $343.9 million, a 7% decrease from second quarter 2013 revenue of $369.1 million and a 7% increase from first quarter 2014 revenue of $321.2 million.

U.S. land market revenue increased 6% sequentially to $214.6 million, primarily due to increased demand for coiled tubing, pressure control, wireline and remedial pumping services. International market revenue increased 8% sequentially to $90.9 million primarily due to higher demand for pressure control tools and snubbing services. Gulf of Mexico market revenue increased 11% to $38.4 million due to increases in coiled tubing and cased hole wireline services.

Technical Solutions Segment

Technical Solutions segment revenue was $139.6 million, an 18% increase from second quarter 2013 revenue of $118.4 million and a 7% increase from first quarter 2014 revenue of $130.1 million.

Gulf of Mexico market revenue increased 7% sequentially to $80.4 million due to seasonal increases in plug and abandonment services as well as completion tools and services. U.S. land market revenue increased 24% sequentially to $27.0 million primarily related to increases in well control services and completion tools. International market revenue declined 4% to $32.2 million as a result of a decrease in well control activity.

Conference Call Information

The Company will host a conference call at 11 a.m. Eastern Time on Thursday, July 31, 2014. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 785-424-1053. For those who cannot listen to the live call, a telephonic replay will be available through August 14, 2014 and may be accessed by calling 719-457-0820 and using the pass code 9081717#. An archive of the webcast will be available after the call for a period of 60 days at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

The press release contains certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve risks and uncertainties. Such forward-looking statements are subject to uncertainties that could cause actual results to differ materially from such statements. Such uncertainties include, but are not limited to: risks inherent in acquiring businesses; the effect of regulatory programs and environmental matters on the Company’s performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for the Company’s pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; changes in competitive factors affecting the Company’s operations; political, economic and other risks and uncertainties associated with international operations; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; and, operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect the Company’s results. The Company undertakes no obligation to update any of its forward-looking statements and it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in the assumptions, changes in the Company’s business plans, its actual experience, or other changes.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2014 and 2013

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$1,107,552	$1,091,129	$2,168,970	$2,178,001

Cost of services and rentals (exclusive of items shown separately below)	650,293	646,704	1,301,898	1,298,298
Depreciation, depletion, amortization and accretion	160,965	149,440	323,283	294,404
General and administrative expenses	146,853	147,552	302,772	293,448

Income from operations	149,441	147,433	241,017	291,851

Other income (expense):
Interest expense, net	(24,560)	(27,785)	(48,441)	(56,046)
Other income (expense)	606	(2,837)	571	1,738
Loss on early extinguishment of debt	—	(884)	—	(884)

Income from continuing operations before income taxes	125,487	115,927	193,147	236,659

Income taxes	46,430	41,848	71,464	81,962

Net income from continuing operations	79,057	74,079	121,683	154,697

Loss from discontinued operations, net of income tax	(3,895)	(5,520)	(9,849)	(22,411)

Net income	$75,162	$68,559	$111,834	$132,286

Basic earnings (losses) per share:
Net income from continuing operations	$0.51	$0.46	$0.77	$0.97
Loss from discontinued operations	(0.03)	(0.03)	(0.06)	(0.14)

Net income	$0.48	$0.43	$0.71	$0.83

Diluted earnings (losses) per share:
Net income from continuing operations	$0.50	$0.46	$0.76	$0.96
Loss from discontinued operations	(0.03)	(0.03)	(0.06)	(0.14)

Net income	$0.47	$0.43	$0.70	$0.82

Weighted average common shares used in computing earnings per share:
Basic	156,399	159,337	157,302	159,142

Diluted	159,101	160,930	159,994	160,768

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2014 AND DECEMBER 31, 2013

(in thousands)

	6/30/2014	12/31/2013
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$201,653	$196,047
Accounts receivable, net	925,901	937,195
Deferred income taxes	11,717	8,785
Income taxes receivable	—	5,532
Prepaid expenses	76,571	70,421
Inventory and other current assets	178,470	258,449
Assets held for sale	325,153	—

Total current assets	1,719,465	1,476,429

Property, plant and equipment, net	2,754,244	3,002,194
Goodwill	2,459,137	2,458,109
Notes receivable	25,155	23,708
Intangible and other long-term assets, net	428,183	450,867

Total assets	$7,386,184	$7,411,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$175,294	$216,029
Accrued expenses	321,440	376,049
Income taxes payable	22,711	—
Current portion of decommissioning liabilities	—	27,322
Current maturities of long-term debt	20,000	20,000
Liabilities held for sale	89,117	—

Total current liabilities	628,562	639,400

Deferred income taxes	719,287	736,080
Decommissioning liabilities	85,620	56,197
Long-term debt, net	1,636,229	1,646,535
Other long-term liabilities	167,009	201,651

Total stockholders’ equity	4,149,477	4,131,444

Total liabilities and stockholders’ equity	$7,386,184	$7,411,307

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED JUNE 30, 2014, MARCH 31, 2014, AND JUNE 30, 2013 (2)

(unaudited)

(in thousands)

	Three months ended,
	June 30, 2014	March 31, 2014	June 30, 2013
Revenue
Drilling Products and Services	$225,982	$220,210	$205,422
Onshore Completion and Workover Services	398,048	389,877	398,216
Production Services	343,876	321,235	369,066
Technical Solutions	139,646	130,096	118,425

Total Revenues	$1,107,552	$1,061,418	$1,091,129

	June 30, 2014	March 31, 2014	June 30, 2013
Gross Profit (1)
Drilling Products and Services	$153,245	$153,058	$138,438
Onshore Completion and Workover Services	123,141	105,642	136,160
Production Services	112,757	94,010	116,742
Technical Solutions	68,116	57,103	53,086

Total Gross Profit	$457,259	$409,813	$444,426

	June 30, 2014	March 31, 2014	June 30, 2013
Income from Operations
Drilling Products and Services	$66,948	$66,881	$60,063
Onshore Completion and Workover Services	31,748	6,070	46,155
Production Services	27,334	5,014	22,968
Technical Solutions	23,411	13,611	18,249

Total Income from Operations	$149,441	$91,576	$147,435

(1)	Gross profit is calculated by subtracting cost of services and rentals (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	Income from Continuing Operations for all prior periods has been adjusted for discontinued operations from the Technical Solutions segment.